UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CONSOL Energy Inc.

(Name of Registrant as Specified in its Charter)

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EXPLANATORY NOTE

On April 17, 2013, the Registrant sent a letter to its employees urging them to vote their shares with respect to the matters to be voted on at the Registrant’s Annual Meeting of Shareholders to be held on May 8, 2013 in accordance with the recommendations of its Board of Directors, the form of which is set forth below.

[CONSOL Letterhead]

April 17, 2013

Dear Current Employees of CONSOL Energy Inc. and its Subsidiaries:

I am writing today to urge you to vote your shares of CONSOL Energy Inc. (“CONSOL Energy”) in accordance with the recommendations of the Board of Directors of CONSOL Energy (the “Board”) on the six items to be considered at the Annual Meeting of Shareholders scheduled for May 8, 2013 (including voting against the last two items which are proposals from shareholders that our Board opposed). If you are a CONSOL Energy shareholder, your vote is extremely important. The outcome of this vote is crucial for our entire Company and for you and your families.

Here’s why:

Proposal Number	Rationale for the Board’s Recommendations

1.	We must vote for the re-election of our CONSOL Energy Directors, as all of the Directors are highly-qualified individuals.

2.	We must vote for the amended and restated Executive Annual Incentive Plan to, among other matters, continue to enable awards granted thereunder to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

3.	We must vote for the anticipated appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

4.	We must vote for the advisory (non-binding) vote on executive compensation. This is necessary to show that our executive compensation programs properly incentivize your management team to achieve financial and other critical results for CONSOL Energy without undue risk-taking.

5.	We must vote against the shareholder proposal regarding political contributions and government relations. CONSOL Energy has adopted a policy regarding reporting of political expenditures which includes public disclosure and involvement of the Board.

6.	We must vote against the shareholder proposal regarding a climate change report. CONSOL Energy has implemented the proposal and already publishes a Corporate Responsibility Report and provides extensive public disclosures that disclose our plans to address concerns regarding climate change and related risks.

I want to further highlight the last two items which are proposals from shareholders that our Board opposes. The first targets our political contributions and government relations. As an employee of our coal or gas or a related business, I’m sure you are keenly aware of the impact that government regulation can have on coal mines and gas operations. It is imperative that we be in a position to make lawful contributions to candidates and organizations and engage in lobbying activity which we believe will support our businesses.

•

We believe that it is in the shareholders’ best interests for CONSOL Energy to be an effective participant in the legislative and regulatory process, and this proposal is ultimately aimed at limiting our involvement in these processes to the detriment of our business.

•

Without the involvement of highly regulated businesses like CONSOL Energy in the governmental process, activists on particular issues would be the only voice heard, and that would be bad for CONSOL Energy, its business, its employees, and its shareholders over the long term.

•	We have adopted a policy regarding reporting of political expenditures and lobbying expenditures which includes public disclosure and involvement of the Board.

•

Political contributions and expenses for government relations are an insignificant portion of CONSOL Energy’s revenues as well as of CONSOL Energy’s expenditures, and we believe significant public information is available regarding CONSOL Energy’s political contributions and government relations activity.

Accordingly, we do not believe that the additional constraint of providing semi-annual reports which are to identify each contribution recipient and amount and details on our government affairs spending is necessary or is in our best interests and that is why I am urging you to vote against it.

The second proposal, being put forth by the “As you Sow Foundation” on behalf of a shareholder relates to global climate change and what it claims is future “likely greenhouse gas regulation.”

•

CONSOL Energy has implemented the proposal and already publishes a Corporate Responsibility Report and provides extensive public disclosures that depict our plans to address concerns regarding climate change and related risks.

•	The proposal has already been implemented through compliance with applicable laws and regulations.

•	The proposal is overreaching, unlikely to be implemented at a reasonable cost and requires a report addressing issues outside our experience and purpose.

For these reasons, we do not believe it is in our best interests to expend corporate funds and time to develop reports on greenhouse gas speculative scenarios and that is why I am urging you to vote against it.

In light of the above, I hope you agree that the Board’s recommendations are in the best interests of CONSOL Energy and its shareholders.

If you are a CONSOL Energy shareholder, you should receive, if you haven’t already, CONSOL Energy’s Proxy Statement with your voting card. Please complete the voting card by checking the box entitled “FOR” with respect to proposals 1, 2, 3 and 4, and “AGAINST” with respect to proposals 5 and 6. Thereafter, please sign your name and return the card in the postage prepaid envelope that you received. Alternatively, you may vote by the internet or phone, per the instructions enclosed with your Proxy Statement.

In closing this letter, I want to emphasize that CONSOL Energy has the right plan, the right team and the right Directors to ensure that our efforts to deliver superior value and growth will succeed. In our view, the Company, our shareholders and our employees can’t afford to not vote in accordance with the Board’s recommendations. This is your Company — and I know you care about its present and future as much as I do.

Thank you, as always, for your contributions to the success of CONSOL Energy.

Kindest regards,

/s/ J. Brett Harvey

J. Brett Harvey